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                                                                   EXHIBIT 10.51

                          CHANGE IN CONTROL AGREEMENT

          THIS CHANGE IN CONTROL AGREEMENT ("Agreement") is entered into as of the 6th day of September, 2000 (the "Effective Date") between INTERVISUAL BOOKS, INC., a California corporation (the "Company"), located at 2716 Ocean Park Blvd, Santa Monica, CA, 90405 and Dan Reavis ("Executive").

          Whereas: The Company has decided to actively explore all the financial options available to the Company and finds that Executive's services would be valuable to this effort and Executive agrees to play a key role in this process;

          Whereas: The Company desires to enter into this Agreement with Executive so as to motivate Executive to remain dedicated and available to the Company during the uncertainty created by the circumstances;

          Whereas: The Company and Executive are parties to that certain Employment Agreement, dated as of January 19, 1998, pursuant to which Executive is employed as the Vice President and Chief Financial Officer of the Company (the "Employment Agreement"); and

          Whereas: The Company granted to Executive an option to purchase 175,000 shares of the Company's common stock pursuant to a Nonstatutory Stock Option Agreement, dated November 13, 1997, with an amended exercise price of $1.25 per share (the "Exercise Price")(as amended, the "November Stock Option") and the Company desires to provide Executive with a success bonus upon the successful closing of a "Change in Control" of the Company (as defined herein), on the terms and conditions set forth in this Agreement.

          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Services.

          Executive hereby agrees to continue to serve in Executive's current position with the Company. Nothing contained in this Agreement shall modify or change any terms contained in the Employment Agreement.

     2.   Term.

          This Agreement is effective for a period of 12 months from the Effective Date, subject to earlier termination as provided below.

     3.   Calculation of Success Bonus.

          Provided that Executive is employed by the Company upon the successful closing of a Change in Control of the Company, Executive shall be entitled to receive a


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success bonus (the "Success Bonus") as determined in this Agreement. The potential aggregate amount of the Success Bonus shall be calculated as follows:

          First, the "per share bonus amount" shall be determined in accordance with this paragraph. The per share fair market value of the consideration received by the Company shareholders as a result of a Change in Control shall be determined. If the per share fair market value of the consideration is $1.25 per share or less, then the "per share bonus amount" shall equal $0.75 per share. If the per share fair market value of the consideration is greater than $1.25 per share, then the Exercise Price shall be subtracted from this amount. This number shall be further subtracted from $0.75, and the result shall be the per share bonus amount. If the result is zero or negative, Executive shall not be entitled to a Success Bonus. In no event shall the per share bonus amount exceed $0.75 per share regardless of the result of the calculation indicated above.

          Second, the per share bonus amount shall then be multiplied by the number of outstanding options remaining unexercised under the November Option Agreement at the time of the Change in Control. An example of calculation of the Success Bonus is attached hereto as Exhibit A.

     4.   Payment Date.

          The Success Bonus (if any) shall be paid to Executive within thirty
(30) days after the effective date of a Change in Control of the Company as defined below.

     5.   Events Precluding Payment of Success Bonus

          Notwithstanding anything contained in this Agreement to the contrary, Executive shall not be entitled to receive a Success Bonus if any of the following occur:

          (a) Executive remains employed by, or accepts employment with, the Company or its successor following a Change in Control of the Company on a full-time basis. Employment with the Company or any successor entity which is solely for the purpose of providing assistance to the new management team for a transitory period of up to six months following a Change in Control, shall not be deemed "employment" for purposes of this Paragraph 5(a). Nothing in this Agreement shall be construed as to obligate Executive to accept full-time employment with either the Company or its successor following a Change in Control of the Company.

          (b) The outstanding options granted under the November Option Agreement survive a Change in Control and are converted into options to acquire shares in a successor entity to the Company, or in an entity which acquires the Company, which options shall be fully vested and remain exercisable for a period time not less than the remaining term under the November Stock Option. In the event Executive elects to terminate the November Option Agreement so that the outstanding options granted thereunder may not be exercised following a Change in Control, then this Paragraph 5(b) will not prevent Executive from being entitled to receive the Success Bonus which would


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otherwise be payable to Executive in accordance with the terms of this
Agreement. Nothing in this Agreement shall obligate Executive to refrain from terminating his options so that such options survive the Change in Control.

     6.   Definition of a "Change in Control".

          For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if:

          (a) the Company sells, transfers, or otherwise disposes of all or substantially all of the Company's assets and properties; or

          (b) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Company or Waldo Hunt is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing fifty percent (50%) or the Company merges or consolidates with or into another entity and the Company is not the continuing or surviving corporation or pursuant to which the Company's outstanding common stock is converted into cash, securities or other property of another entity.

     7.   Termination.

          This Agreement shall terminate upon Executive's cessation of employment with the Company. Notwithstanding the foregoing, in the event a Change in Control occurs and Executive's employment is terminated by the Company prior to the Change in Control and such termination (i) was at the request of a third party who indicated an intention or had taken steps reasonably calculated to affect the Change in Control and who affects the Change in Control, or (ii) otherwise occurred in connection with or in anticipation of a Change in Control which actually occurs, then for purposes of this Agreement Executive shall be deemed to be employed by the Company as of the date of the Change in Control.

     8.   Severance.

          If as of January 19, 2001, (i) the Employment Agreement terminates and has not been renewed, replaced or extended, and (ii) a Change in Control has not occurred, then the provisions of Sections 6 and 7 of the Employment Agreement will be incorporated into and will become part of this Agreement.
Notwithstanding the previous sentence, Sections 6 and 7 of the Employment Agreement and the rights and obligations of the parties thereunder shall terminate on the date of a Change in Control.

     9.   Arbitration.

          The parties hereto acknowledge that it is in their best interests to facilitate the informal resolution of any disputes arising out of this Agreement or otherwise by


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mutual cooperation and without resorting to litigation. As a result, if any party has a dispute arising hereunder, and the parties are unable to reach agreement among themselves, then a settlement conference must be held within thirty (30) days upon receipt of a notice by the complaining party describing in detail the complaint and setting forth a proposed solution to the complaint. The settlement conference will be held in any Los Angeles office of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"). The complaining party must contact JAMS to schedule the conference and the parties must agree on a retired judge from the JAMS panel. If the parties are unable to agree upon such a retired judge, JAMS shall provide a list of three available judges and each party may strike one judge. The remaining judge will serve as the mediator at the settlement conference. If the dispute is not settled by the above-described format, the parties agree to submit the dispute to JAMS for binding arbitration. A three-judge panel will be selected to arbitrate the dispute. JAMS will provide the names of five potential arbitrators, giving each party the opportunity to strike one name. The remaining three arbitrators will serve as the arbitration panel. The parties agree that the arbitration must be initiated within six months after the claimed breach occurred and that failure to initiate arbitration within the six-month period constitutes an absolute bar from the institution of any new proceedings. Arbitration may be initiated by the aggrieved party by sending written notice of an intent to arbitrate by registered certified mail to all parties and to JAMS. The notice must contain a description of the dispute, the amount involved and the remedies sought. If and when a demand for arbitration is made by either party, the parties agree to execute a Submission Agreement provided by JAMS,' setting forth the rights of the parties if the case is arbitrated and rules and procedures to be followed at the arbitration hearing.

     10.  Successors.

          This Agreement is personal to Executive and is not assignable by Executive otherwise than by will or the laws of descent and distribution without the prior written consent of the Company's Board of Directors. This Agreement shall inure the benefit of and be enforceable by Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     11.  Notice.

          For purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to Executive:   Executive's address as on file with the Company

          If to Company:     Intervisual Books, Inc.
                             2716 Ocean Park Blvd., #2020
                             Santa Monica, California 90405
                             Attention:  Chairman of the Board



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or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt thereof.

     12.  Entire Agreement.

          This Agreement, together with the documents referenced herein, contain the entire agreement of the parties hereto with respect to the subject matter hereof. It supersedes any and all other agreements, arrangement or understanding, whether oral or in writing, between the parties hereto with respect to the Success Bonus. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, written, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

     13.  Amendment; Waiver; Governing Law.

          No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and by such officer of the Company as may be specifically designated by the Company's Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

     14.  Validity.

          The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     15.  Withholding of Taxes; Tax Reporting.

          The Company may withhold from any amounts payable under this Agreement all such Federal, state, city and other taxes, and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amounts payable under this Agreement, as may, in its reasonable judgment, be required by law.



                            [signature page follows]


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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                     INTERVISUAL BOOKS, INC.



                                     By:  /s/ Waldo H. Hunt
                                          -------------------------------------
                                     Name:    Waldo H. Hunt
                                     Title:   Chairman of the Board



                                     EXECUTIVE



                                     /s/ Dan Reavis
                                     ------------------------------------------
                                     Dan Reavis



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                                    EXHIBIT A


                      EXAMPLES OF SUCCESS BONUS CALCULATION



Assumption:   175,000 shares under the November stock Option remain unexercised at the time of a Change in Control of the Company.


Example 1
---------

Per share fair market value of consideration received by shareholders                $1.20
Since this amount is less than $1.25, the per share bonus amount is $0.75.
This amount is then multiplied by the number of options (175,000) and the resulting Success Bonus is $131,250.

Example 2
---------

Per share fair market value of consideration received by shareholders                 $1.50
         Subtract Exercise Price                                                      -1.25
                                                                                      -----
                                                                                        .25
Subtract .25 from .75 and the result is the per share bonus amount.                   $0.50

Multiply times number of options                                                  x 175,000

Success Bonus                                                                       $87,500

Example 3
---------

Per share fair market value of consideration received by shareholders                 $2.00
         Subtract Exercise Price                                                      -1.25
                                                                                      -----
                                                                                        .75
Subtract .75 from .75 and the result is zero; therefore, no success bonus is payable.